Exhibit 99.1

Contact: Jonathan Lloyd Jones Vice President & CFO Columbia Laboratories, Inc. (617) 639-1500 FOR IMMEDIATE RELEASE	Tricia Truehart Senior Vice President The Trout Group LLC (646) 378-2593

Columbia Laboratories Announces Board Changes

BOSTON, MA – March 3, 2014—Columbia Laboratories, Inc. (Nasdaq: CBRX) announced today that Donald H. Hunter, an executive and technology consultant with over 25 years of public company experience, has been appointed to its Board of Directors. Mr. Hunter qualifies as a financial expert under the SEC guidelines, and will serve on the Company’s audit committee.

“Donald Hunter brings a wealth of experience in accounting and control, financial reporting, mergers and acquisitions, international operations, and strategic planning. We look forward to his contributions as a member of Columbia’s Board of Directors,” said Stephen G. Kasnet, Chairman of the Board.

Mr. Hunter is the Principal of Donald Hunter LLC, a consulting practice assisting investors and management to enhance the value of their companies. He previously served as Chief Operating Officer and Chief Financial Officer of Harbor Global Company Limited from 2000 until 2006. Prior to that, he was a senior executive with The Pioneer Group, Inc. for 12 years. Mr. Hunter began his career at the General Electric Company, where he was a member of the Company’s Corporate Audit Staff and a graduate of its Financial Management Training Program.

Mr. Hunter is currently a director of the LGL Group (AMEX: LGL) and serves as its audit committee chairman. He previously served as chairman of the audit committee of the Pioneer First Polish Trust Fund, the first mutual fund in Poland, and as a Member of the Board of several foreign subsidiaries. He has an MBA with High Honors from Boston University.

The Company also announced that Edward A. Blechschmidt will not stand for re-election at the Company’s upcoming annual meeting of stockholders in order to focus on his other activities. Mr. Blechschmidt has been a director of Columbia since August 2004 and is Chairman of the Audit Committee.

“We are grateful to Ed for his long service on Columbia’s Board, and his invaluable insight and guidance to the Company through its evolution and transformation to where we are today: a profitable company providing pharmaceutical development, clinical trial manufacturing, and advanced analytical and consulting services to the pharmaceutical industry. We wish Ed well in his future endeavors,” Mr. Kasnet concluded.

About Columbia Laboratories

Columbia Laboratories, Inc. provides pharmaceutical development, clinical trial manufacturing, and advanced analytical and consulting services to the pharmaceutical industry. The Company has a successful heritage in pharmaceutical research and development, particularly in women’s healthcare and drug delivery. Its most successful product to date, CRINONE® 8% (progesterone gel), is marketed by Actavis, Inc. in the U.S. and by Merck Serono S.A. in over 60 additional countries worldwide. For more information, please visit www.columbialabs.com.

4 Liberty Square • Fourth Floor • Boston, MA 02109

TEL: (617) 639-1500 • FAX: (617) 482-0618 • http://www.columbialabs.com

Columbia Laboratories Announces Board Changes	Page 2 of 2
March 3, 2014

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Actavis’ and Merck Serono’s success in marketing CRINONE for use in infertility in their respective markets; changes in timing and quantity to Merck Serono’s CRINONE supply orders; timely and successful renewals by Merck Serono of the license for CRINONE in major ex-U.S. markets; Merck Serono’s success in gaining entry to new markets for CRINONE; the successful launch by Actavis of the next-generation vaginal progesterone product for the U.S. market; our ongoing ability to retain current and attract new customers; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA, MHRA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of patent expiration; the impact of competitive products and pricing; our inability to maintain effective internal controls over reporting; the strength of the United States dollar relative to international currencies, particularly the euro, British pound and the Swiss franc; competitive, economic, and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2012. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® is a registered trademark of Actavis, Inc. in the U.S. and of Merck Serono S.A. outside the U.S.

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4 Liberty Square • Fourth Floor • Boston, MA 02109

TEL: (617) 639-1500 • FAX: (617) 482-0618 • http://www.columbialabs.com